UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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THE CHILDREN’S PLACE, INC.
(Name of Registrant as Specified in Its Charter)

MACELLUM SPV II, LP
MACELLUM CAPITAL MANAGEMENT, LLC
MACELLUM ADVISORS GP, LLC
MCM MANAGERS, LLC
MCM MANAGEMENT, LLC
JONATHAN DUSKIN
BARINGTON COMPANIES EQUITY PARTNERS, L.P.
BARINGTON COMPANIES INVESTORS, LLC
BARINGTON CAPITAL GROUP, L.P.
LNA CAPITAL CORP.
JAMES A. MITAROTONDA
HILCO, INC.
SETH R. JOHNSON
ROBERT L. METTLER

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Macellum Advisors GP, LLC, together with the other members of Shareholders for Change at The Children’s Place, has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying BLUE proxy card to be used to solicit votes for the election of its slate of director nominees at the 2015 annual meeting of stockholders of The Children’s Place, Inc.

Item 1: On May 13, 2015, Shareholders for Change at The Children’s Place issued the following press release:

GLASS LEWIS AFFIRMS THE NEED FOR CHANGE ON THE CHILDREN’S PLACE BOARD IN RECOMMENDING THAT SHAREHOLDERS VOTE THE BLUE PROXY CARD

Glass Lewis States That Shareholders for Change at The Children’s Place Has Made a “Convincing Case That the Company’s Total Shareholder Returns Have Been Poor and That They Can Reasonably be Attributed to the Company’s Operating Performance”

Glass Lewis Finds the Company’s “Last Minute Changes to its Peer Group” an “Attempt to Frame the Company’s Performance in a More Favorable Light”

Glass Lewis Concludes There is a “Compelling Opportunity for Shareholders to Hold the Incumbent Board and, in Particular, Mr. Matthews, Accountable” in Supporting Election of Robert L. Mettler

Shareholders for Change at The Children’s Place Urges All Shareholders to Vote the BLUE Proxy Card TODAY to Elect its Two Highly Qualified and Experienced Nominees - Seth R. Johnson and Robert L. Mettler

NEW YORK, NY - May 13, 2015 – Shareholders for Change at The Children’s Place, a group led by Macellum Advisors GP, LLC and Barington Capital Group, L.P., who collectively beneficially own approximately 2.1% of The Children’s Place, Inc. (“The Children’s Place” or the “Company”) (NASDAQ:PLCE), announced today that Glass Lewis & Co., LLC (“Glass Lewis”), a leading independent proxy voting advisory firm, affirms the need for change on the Board of Directors (the “Board”) of The Children’s Place.   Glass Lewis’ show of support marks the second call for change on the Board from an independent proxy voting advisory firm this week.  A few days ago, Institutional Shareholder Services Inc. (“ISS”) released its report stating that there is a “compelling need for change at the board level” at The Children’s Place.

Notably, the threshold required for a shareholder to attain a Glass Lewis recommendation in an election contest is quite high.  In such situations, “as a general rule, [Glass Lewis is] reticent to recommend the removal of incumbent directors, or the election of dissident nominees, unless certain issues are evident.”  Glass Lewis believes a shareholder seeking to replace a minority of the Board is required to: “(i) make a compelling case that the board either has mismanaged or failed to properly oversee the company’s direction, or suffers from serious governance concerns; and (ii) nominate qualified board candidates, free from significant conflicts, who can be expected to proactively address the dissident's concerns.”

Glass Lewis concluded that shareholders should vote on the BLUE proxy card stating:

“Overall, we believe this contest provides a compelling opportunity for shareholders to hold the incumbent board and, in particular, Mr. Matthews, accountable for poor performance and a poor track record of executive compensation and to appoint shareholder-friendly representation in Mr. Mettler.”

Shareholders for Change at The Children’s Place urges all shareholders to vote the BLUE proxy card TODAY to elect its two highly qualified nominees – Seth R. Johnson and Robert L. Mettler.

Excerpts from Glass Lewis’ Analysis & Recommendation

On Holding Chairman Norman Matthews Accountable for the Company’s Poor Performance:

“While Mr. Matthews possesses considerable relevant industry experience, we believe shareholders may want to consider holding him responsible for the Company’s poor performance under his tenure as well as for his role in overseeing and approving what we believe is excessive executive compensation over multiple years, despite his new found religion and efforts to revamp the Company's practices.”

On Dismissing the Company’s Attempt to Mislead Shareholders Regarding its Performance:

“In discussing total shareholder returns in its contest presentation, Children’s Place uses an amended peer group comprising Abercrombie & Fitch Co., Aeropostale, American Eagle Outfitters, Ann, Ascena, Buckle, Carter’s, Chico’s and GAP, which is similar to the Peer Group for compensation benchmarking purposes, with several changes, including the addition of Abercrombie and GAP and the removal of DSW, Express, Finish Line, Kate Spade & Company, G-III Apparel Group, Men’s Warehouse and Stage Stores. We note that, in broad terms, these changes negatively impact the performance of the peer group, making the Company’s own performance appear more attractive on a relative basis. The Company has not, to the best of our knowledge, provided any justification for making these last minute changes to its peer group, and, absent any convincing rationale to the contrary, we are reticent to accept these changes and we share the Dissidents' concern that they are an attempt to frame the Company’s performance in a more favorable light.”

On Refuting the Board’s Claim that it Inherited a Company in Disarray:

“The incumbent board claims that many aspects of Children’s Place were in disarray when the new CEO was appointed in January 2010 and that inventory management, financial systems and supply chain technologies were poor or did not exist. However, we see that the Company’s inventory turnover in 2009 (4.7x) was higher than at almost any time since the appointment of CEO Elfers, including, as noted, 3.7x in the most recent fiscal year, 3.8x in 2013 and 4.4x in 2012. Considering that inventory management improvement was one of the key objectives outlined in the CEO’s first strategy update to shareholders five years ago, we believe there is reasonable cause for shareholder concern regarding management's execution on this front.”

In Agreeing with Shareholders for Change at The Children’s Place That Carter’s is the Most Comparable Public Peer to Measure Performance:

“In fact, Carter’s is the only stand-alone publicly traded children’s apparel retailer cited as a primary competitor by the Company. As such, we believe Carter’s is both a reasonable peer and, by far, the Company’s closestly comparable publicly traded peer.”

On The Children’s Place’s Significant Total Shareholder Return (TSR) Underperformance:

“We find that Children’s Place significantly underperformed on a total shareholder return basis relative to Carter’s, the Peer Group, the industry and the broad market under the full tenure of the current CEO as well as over the three-year and five-year periods.”

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On The Children’s Place’s Weak Operating Performance and Strategic Planning:

“Overall, we believe these results indicate somewhat mixed, to unfavorable, comparable sales performance at Children’s Place, where meaningful growth has largely been absent and where the Company has generally lagged peers.”

 “Overall, we believe the Dissident has presented a convincing case that the Company’s total shareholder returns have been poor and that they can reasonably be attributed to the Company’s operating performance, including deterioration in key operating metrics. In this case, we believe shareholders have reasonable basis to question management’s track record in the five years since the new CEO was appointed.”

“We believe the Dissident has outlined specific areas of concern with the Company’s operations and provides reasonable ideas to address these weaknesses, including by focusing on inventory management and merchandising.”

On The Children’s Place’s Failure to Improve Operating Performance:

“As noted by the Dissident, the Company’s declining gross margins, EBITDA margins and inventory turnover suggest serious operating problems at the Company that have not been resolved by initiatives and technological upgrades announced by the current management team.”

“We agree with the Dissident that the impact of lower inventory turnover has likely contributed to declining gross margins, including due to markdowns of slowly moving product. While the Company has cited improving inventory systems as a key objective, now more than five years since first identifying the problem, the incumbent board and management have, in our view, failed to show improvements on this issue.”

On the Company’s Historical Failure to Align Executive Pay With Performance:

“Having said this, the Company’s continued failure to align pay with performance, after years of excessive compensation and overwhelming shareholder discontent leads us to believe there may be larger governance concerns at the Company and that shareholders may, at the very least, want to consider holding members of the compensation committee accountable for these corporate governance failings.”

“We also remain concerned that the Company has historically failed to align executive pay with performance, as evidenced by its failing grades in 2014 and 2013 in our pay-for-performance model and near failing grade of “D” in our 2015 analysis.”

On the Need for Change on The Children’s Place Board:

“There are several aspects of board oversight which could be improved, particularly the willingness to hold management accountable for performance outcomes – including through compensation practices.  Given that much of the performance issues appear to be in the blocking-and-tackling of operations – particularly merchandizing, inventory control, and supply chain management – adding additional expertise in these issues at the board level might be advisable.”

On the Strong Qualifications of Shareholders for Change at The Children’s Place’s Nominees:

“With respect to the qualifications of the Dissident Nominees, we believe Messrs. Johnson and Mettler are sufficiently independent of the Dissidents and have impressive executive-level operating experience in the apparel/retail industries as well as relevant public company board experience that could be of value to Children’s Place going forward. In particular, we believe Mr. Mettler's long tenure as CEO and COO of Macy's West makes him qualified to serve on the board and that he could assist the board in reforming the Company’s operations and provide additional oversight, including with respect to executive compensation.”

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Glass Lewis’ Conclusion:

 “We believe the Dissidents make a reasonable case that the Company’s poor total shareholder returns are a symptom of weak operating fundamentals, including negative or slow same-store sales growth and generally declining margins and inventory turnover over the last five years.”

“We also believe the Dissidents present a reasonable case that fresh perspective and renewed focus at the board level may be needed to drive meaningful change in the Company’s operations and inventory management, particularly when some of the concerns cited by the Dissidents relate to key initiatives outlined by the CEO at the time of her appointment and where little demonstrable progress appears to have been made, in our view.”

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Shareholders for Change at The Children’s Place is gratified that both Glass Lewis and ISS undertook a thorough, focused and thoughtful analysis of the Company’ strength and weaknesses in concluding that change is warranted on the Board.  While the Company remains focused on discrediting representatives of Shareholders for Change at the Children’s Place, the affirmation from the two leading proxy voting advisory firms that change is needed on the Board supports Shareholders for Change at The Children’s Place’s continued belief that the current Board is not acting in shareholders’ best interests and needs to be held accountable for the Company’s prolonged underperformance.

Shareholders for Change at The Children’s Place believes its highly qualified nominees - Seth R. Johnson and Robert L. Mettler - have the requisite retail, business and financial experience that will allow them to make informed decisions to explore and identify opportunities to unlock value at The Children’s Place.

SHAREHOLDERS FOR CHANGE AT THE CHILDREN’S PLACE URGES ALL SHAREHOLDERS TO VOTE FOR CHANGE AT THE CHILDREN’S PLACE BY ELECTING ITS TWO HIGHLY-QUALIFIED NOMINEES

PLEASE SIGN, DATE, AND MAIL THE BLUE PROXY CARD TODAY

If you have any questions or require any assistance with your vote, please contact D.F. King & Co., Inc. at the numbers listed below.

Contact Details:
Jonathan Duskin
Macellum Capital Management, LLC
(212) 956-3008

George W. Hebard III
Barington Capital Group, L.P.
(212) 974-5733

Richard Grubaugh
D.F. King & Co., Inc.
(212) 269-5550
800-515-4507 (Toll-free)

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Item 2: The following materials were posted by Shareholders for Change at The Children’s Place to http://www.changeplce.com: